UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303- 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2012, and on the recommendation of the Compensation Committee, the independent directors of the Board of Directors of Array BioPharma Inc. (the "Company") approved the performance bonus program for annual bonus awards that may be earned by employees of the Company, including the Company's executive officers, for fiscal 2013. Under the bonus program, certain of the Company's employees, including its executive officers, will be entitled to earn a bonus payable in cash, stock or stock option equivalents based upon the achievement of certain specified performance goals and objectives relating to the Company and to each individual participant. To the extent the corporate and individual performance goals are met, each participant may be eligible to receive a target bonus calculated by multiplying the participant's base salary by a percentage value later assigned to the participant or to his or her position with the Company by the Compensation Committee. A percentage of this target bonus amount may be awarded following the end of the fiscal year to the extent the Compensation Committee determines the corporate and individual performance goals are met. The plan can be amended in whole or in part by the Compensation Committee at any time until paid. The Compensation Committee recommended and the independent directors of the Board approved the specific performance goals for fiscal 2013 under the performance bonus program. The performance bonuses for 2013 will be based both on individual performance and on the Company's performance relative to the following performance criteria: revenues, earnings per share, year-end cash, discovery research and clinical development goals, transactional goals relating to out-licensing, partnership or collaboration transactions and corporate organizational goals. In determining the bonus awards for fiscal 2013, the foregoing goals will be weighted as follows: financial goals 9%; discovery research goals 9%; clinical development goals 56%; transactional goals 18%; and organizational goals 9%. A description of the performance bonus program is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

 In addition, on August 31, 2012, Kevin Koch, Ph.D. and Francis Bullock, Ph.D. each notified the Company that he has decided not to stand for reelection to the Company's Board of Directors at the Company's Annual Meeting for stockholders to be held on October 24, 2012 and that, therefore, each of their terms as a director will expire effective immediately following the Annual Meeting. In addition, on August 31, 2012, David Snitman, Ph.D. notified the Company that he intends to resign from the Board of Directors effective as of the date of the Annual Meeting for stockholders to be held on October 24, 2012.

The Board of Directors expressed its appreciation and gratitude for the service on the Board of Directors by Dr. Bullock, Dr. Koch and Dr. Snitman, each of whom had served on the Board since the Company’s formation in May 1998. Dr. Koch will continue as Array’s Chief Scientific Officer and President and Dr. Snitman will continue as Array’s Chief Operating Officer and Vice President of Business Development following the Annual Meeting. Dr. Bullock decided not to stand for reelection to the Board of Directors so that he could devote more time to his other personal and professional responsibilities. The decisions by Dr. Koch, Dr. Snitman and Dr. Bullock did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

In connection with the resignation of Dr. Bullock and Dr. Koch as Class III directors on the Board of Directors, the Board of Directors also approved the reclassification of Dr. Liam Ratcliff, M.D., Ph.D. from a Class II director whose term was to expire at the 2014 Annual Meeting of Stockholders to a Class III director whose term will expire at the 2012 Annual Meeting of Stockholders so that each of the three classes of directors on the Board would be comprised of two directors.

The Company issued a press release announcing these changes to the Board of Directors, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1– Description of performance bonus program

99.1 – Press release dated August 31, 2012 announcing changes to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 31, 2012	Array BioPharma Inc.

		By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Description of performance bonus program
99.1	Press release dated August 31, 2012 announcing changes to the Board of Directors